Exhibit 99.1

Text of Press Release

[Wal Mart Logo]

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Jenifer Webb 479/277-9558

Media Relations Contact
Tom Williams 479/277-0609

Wal-Mart Reports July Sales and

Increases Earnings Guidance for the Second Quarter

BENTONVILLE, Ark., August 7, 2003 —- Wal-Mart Stores, Inc. reported net sales for the four-week period ending August 1, 2003, of $18.630 billion, an increase of 11.9 percent over the $16.655 billion in the similar period in the prior year. Sales for the twenty-six week period were $120.587 billion, an increase of 10.5 percent over $109.150 billion in the similar period in the prior year.

On May 23, 2003, Wal-Mart Stores, Inc. completed the sale of McLane Company, Inc. (“McLane”), then a wholly owned subsidiary, to Berkshire Hathaway Inc. The amounts disclosed above are from continuing operations and exclude McLane sales for all periods presented.

The Wal-Mart division’s sales for the four-week period were $12.628 billion, up 11.5 percent over sales of $11.322 billion in the similar prior-year period. The division’s sales for the twenty-six weeks of $81.867 billion were up 9.7 percent over the $74.661 billion in the similar prior-year period.

SAM’S CLUB sales for the four-week period were $2.487 billion, up 8.7 percent over sales of $2.288 billion in the similar prior-year period. Club sales for the twenty-six weeks of $16.482 billion were up 7.6 percent over the $15.323 billion in the similar prior-year period.

The International division’s sales for the four-week period were $3.514 billion, up 15.4 percent over sales of $3.045 billion in the similar prior-year period. The division’s sales for the twenty-six weeks of $22.238 billion were up 16.0 percent over the $19.166 billion in the similar prior-year period.

Comparable sales for the periods ending August 1, 2003, were as follows:

	4 Weeks		26 Weeks
	This Year	Last Year	This Year	Last Year
Wal-Mart	4.5%	5.0%	2.8%	7.7%
SAM’S CLUB	5.1%	1.9%	3.0%	4.5%

Total US Retail	4.6%	4.5%	2.8%	7.1%

The Company expects earnings from continuing operations for the second quarter ended July 31, 2003, to be around $0.52 per share.

Our earnings release for the second fiscal quarter is scheduled for Wednesday, August 13, 2003, before the NYSE opens. The dial-in number for the earnings call is 402-998-1748 and will be available for 36 hours after quarterly earnings are announced. The information included in the quarterly release and the script of our quarterly prerecorded phone call will be available on our website at www.walmartstores.com, news, news releases, earnings and dividends.

For the August four-week period, we are estimating comparative sales for total U.S. retail to be in the 3 to 5 percent range. Our sales information will be updated weekly. The update is posted on Monday with the exception of the week of the official sales release date, when the posting occurs on Thursday.

A recorded telephone call discussing further details of the July sales period is accessible by calling 479-273-8446 and is available for 36 hours. The information included in this release and the script of our monthly prerecorded phone call will be available on our website at www.walmartstores.com, news, news releases, sales and summaries.

As of July 31, 2003, the Company had 1,508 Wal-Mart stores, 1,356 Supercenters, 528 SAM’S CLUBS and 53 Neighborhood Markets in the United States. Internationally, the Company operated units in Argentina (11), Brazil (24), Canada (213), China (28), Germany (92), South Korea (15), Mexico (610), Puerto Rico (52) and United Kingdom (260).

Wal-Mart also owns a 35% interest in Seiyu, Ltd. with options to purchase up to 66.7% of that company. Seiyu operates over 400 stores located throughout Japan.

Wal-Mart employs approximately 1.1 million associates in the United States and approximately 300,000 internationally. Its securities are listed on the New York and Pacific stock exchanges under the symbol WMT.

This release contains statements that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements generally can be identified by use of phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. These statements discuss, among other things, expected growth, future revenues, future cash flows, future performance and the anticipation and expectations of Wal-Mart and its management as to future occurrences and trends. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, interest rate fluctuations and other capital market conditions, and other risks. We discuss certain of these matters more fully in other of our filings with the SEC, including our Annual Report on Form 10-K for our fiscal year 2003, which was filed with the SEC on April 15, 2003; this release should be read in conjunction with our Annual Report on Form 10-K, and together with all our other filings, including Current Reports on Form 8-K, made with the SEC through the date of this report. You are urged to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are made only as of the date of this report and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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